Execution Version

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) Thomas G. Mair (“Employee”) and (ii) Golden Star Management Services Company (the “Company”). Employee and the Company may be referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS
WHEREAS, Employee and the Company entered into an Amended and Restated Employment Agreement effective March 7, 2008, which the Parties amended on February 22, 2011 (collectively, the “Employment Agreement”) pursuant to which the Company employed Employee as the President and Chief Executive Officer of Golden Star Resources Ltd. (“Golden Star”);
WHEREAS, in conjunction with the Employment Agreement, Employee and the Company executed a Confidentiality and Restrictive Covenant Agreement dated March 7, 2008 (the “Confidentiality Agreement”), a copy of which is attached to this Agreement as Exhibit A;

WHEREAS, December 31, 2012 (the “Separation Date”) is/was the end date of Employee’s employment with the Company and the date of his Separation from Service (as such term is used or defined in Treasury Regulation Section 1.409A-1(h));

WHEREAS, this Agreement is being executed as contemplated by, and as a condition precedent to Employee receiving severance under, the Employment Agreement;

WHEREAS, the Parties wish to resolve fully and finally any potential disputes or claims by Employee against the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.Separation and Effective Date. Employee’s employment with the Company and Insperity PEO Services, L.P., formerly known as Administaff Companies II, L.P. (“Insperity”), and Employee’s officer position with Golden Star, ended on the Separation Date. In connection with this Agreement, Employee will resign all positions Employee has with the Company, Golden Star, and any of Golden Star’s subsidiaries, including, without limitation, any positions as an officer or member of any board of directors, and Employee will take all acts necessary to effectuate such resignations. This Agreement shall become effective on the eighth day after Employee signs this Agreement (the “Effective Date”), provided Employee has not revoked Employee’s acceptance pursuant to Paragraph 8.g. below.

2.    Separation Package.
a.    On the Effective Date, and on the express conditions that (and only if) (i) Employee has not revoked this Agreement (and that this Agreement is not revocable after the Effective Date), and (ii) that the Effective Date is no later than the thirtieth (30th) day following the Separation Date, the Company will make and cause to be delivered to Employee a lump sum severance payment in the amount of one million seventeen thousand and no hundredths dollars ($1,017,000.00), less applicable deductions and withholdings. Employee acknowledges and agrees that the severance payment to be made under this Subparagraph a is due solely from the Company and that Insperity has no obligation to make the severance payment even though the payment by the Company may be processed through Insperity.
b.    On the date that is six (6) months after the Separation Date, and on the express conditions that (and only if) (i) Employee has not revoked this Agreement as of such date (and that this Agreement is not revocable after such date), and (ii) that the Effective Date is no later than the thirtieth (30th) day following the Separation Date, the Company will make and cause to be delivered to Employee a lump sum severance payment in the amount of nine hundred forty four thousand eighty four dollars and sixty eight cents ($944,084.68), less applicable deductions and withholdings. Employee acknowledges and agrees that the severance payment to be made under this Subparagraph b is due solely from the Company and that Insperity has no obligation to make the severance payment even though the payment by the Company may be processed through Insperity. Between the Separation Date and the date of the severance payment to be made under this Subparagraph b, the Company shall, at its sole expense, provide Employee with reasonable outplacement services through a mutually agreed-upon provider.
c.    Employee currently has unvested Golden Star stock options. In consideration for Employee signing and not revoking this Agreement, the vesting of Employee’s outstanding unvested options will be accelerated, and Employee’s unvested options will become vested as of the Separation Date. Moreover, if Employee signs and does not revoke this Agreement, Employee shall have the right to exercise such options until 5:00 p.m. MST on December 31, 2015. Other than as provided herein, the terms of Employee’s stock option agreements and Golden Star’s stock option plan (attached hereto as Exhibit B) remain in full force and effect. Golden Star may, consistent with its obligations under such plan, amend or discontinue any or all stock option plans at any time.
d.    Reporting of and withholding on any payment or consideration under this Paragraph 2 for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax on or withholding from the payment(s) pursuant to Subparagraphs a and/or b above, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, or interest, which are or become due from the Company as a direct result of the payment(s). Each of the Parties represents and warrants that it is his or its sole responsibility to obtain his or its own advice concerning any tax consequences resulting from this Agreement.
3.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed and operated accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Code Section 409A. Employee shall, at the request of the Company, take any action (or refrain from taking any action) required to comply with any correction procedure promulgated pursuant to Code Section 409A. Each payment described in Subparagraphs 2.a. and/or 2.b. above or portion of such payment is intended to be, to the fullest extent permitted by Code Section 409A, a separate payment, and a separately identified and determinable payment or amount, for purposes of Code Section 409A. The payment described in Subparagraph 2.a. is intended to be a “short-term deferral” as used or defined in Treas. Reg. § 1.409A-1(b)(4), “separation pay due to involuntary separation from service” as used or defined in Treas. Reg. § 1.409A-1(b)(9)(iii), and/or a limited payment as used or defined in Treas. Reg. § 1.409A-1(b)(9)(v)(D).
Notwithstanding any other provision of this Agreement to the contrary, if (a) on the date of Employee’s Separation from Service (as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of the Company’s equity is publicly traded on an established securities market or otherwise (within the meaning of Code Section 409A(a)(2)(B)(i)) and (b) as a result of such Separation from Service, the Employee would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be payable on the date that is the earlier of (i) six (6) months after Employee’s Separation from Service or (ii) Employee’s death.
Any outplacement service expenses must be incurred by Employee on or before June 30, 2013, any request by Employee for reimbursement of such expenses shall be submitted to the Company on or before July 31, 2013, and any such reimbursement payments to Employee shall be made on or before August 31, 2013.
4.    General Release.
a.    Employee, for himself and for his successors, heirs, subrogees, assigns, principals, agents, partners, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company, Golden Star, Insperity, and any of their current and former respective subsidiaries, predecessors, successors, parents, affiliates, and assigns, and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, employees, and insurers (collectively the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
b.    The Released Claims specifically include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company/Golden Star or his separation therefrom; (ii) statements, acts, or omissions by the Company/Golden Star or the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (including any offer letters and the Employment Agreement) and any claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan, subject to Subparagraph 2.c. above; (v) any relationship between Employee and the Company/Golden Star and any of the Released Parties; (vi) all United States and Canadian federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (as amended), the Worker Adjustment and Retraining Notification Act, or any other United States or Canadian federal, state, or municipal law prohibiting discrimination or termination for any reason;
(vii) United States and Canadian state and federal common law; (viii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company/Golden Star are or were parties, to comply with, or to be operated in compliance with, Code Section 409A, or any similar provision of state or local income tax law; and (ix) any claim which was or could have been raised by Employee; provided, however, that the Released Claims specifically exclude (A) rights and obligations created by this Agreement; (B) any and all indemnification rights (and related insurance coverage) available to current or former directors and officers of the Company for any events or claims arising out of or relating to their respective tenures, and (C) any claims that cannot lawfully be waived.
5.    Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.
6.    No Application. Employee agrees Employee will not apply for an employment position or a contractor position with the Company/Golden Star in the future and that no such applications are pending as of the Effective Date.
7.    No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
8.    Warranties. Employee warrants and represents as follows:
a.    He has read this Agreement, and he agrees to the conditions and obligations set forth in it.
b.    He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Released Parties including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Released Parties.
c.    He has no knowledge of the existence of any lawsuit, charge, or proceeding against any of the Released Parties or any of their respective officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.
d.    He has not, without authority, used or disclosed any information in a manner that would be a violation of the terms set forth below if such unauthorized use or disclosure had been made after the execution of this Agreement.
e.    He has full and complete legal capacity to enter into this Agreement.
f.    He has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one (21) days if he so desired and that he was not pressured by any of the Released Parties to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one (21) days.
g.    He understands that this Agreement waives any claim he may have under the Age Discrimination in Employment Act. Employee may revoke this Agreement for seven (7) calendar days following its execution, and this Agreement shall not become enforceable and effective until eight (8) calendar days after such execution. If Employee chooses to revoke this Agreement, he must provide written notice to Brett C. Painter, Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, facsimile number (303) 893-1379 by hand delivery and by facsimile within seven (7) calendar days of Employee’s execution of this Agreement. If Employee does not revoke within the seven-day period, the right to revoke is lost.
h.    He admits, acknowledges, and agrees that he is not otherwise entitled to the severance payment amount(s) and other consideration set forth in Paragraph 2 above, and such consideration is good and sufficient consideration for this Agreement.
i.    He admits, acknowledges, and agrees that he has been fully and finally paid or provided all wages, compensation, vacation, expenses, bonuses, stock, stock options, or other benefits, which are or could be due to Employee through and including the Separation Date.
9.    Confidential Information and Non-Solicitation.
a.    Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached, shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement and their respective legal and tax advisors. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments, (ii) for the purpose of enforcing any term of this Agreement, or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about this matter, Employee may state only that he has separated from his employment with the Company on confidential terms.
b.    Employee shall not use, or disclose to any third party, any of the Company’s business, personnel, or financial information that Employee learned during his employment with the Company/Golden Star or his relationship with the Released Parties. The Confidentiality Agreement shall remain in full force and effect. Employee hereby expressly acknowledges that any breach of this Paragraph 9 shall result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Employee by the Company, and possibly by others; provided, however, that if any restriction contained in this Paragraph 9 is deemed to be broader in scope than the corresponding prohibition set forth in the Confidentiality Agreement, then the latter shall control.
c.    Employee agrees that, for two (2) years following the Separation Date, he will not directly or indirectly solicit for employment, attempt to hire, or hire any then-current employee of the Released Parties. Employee also agrees that he will not otherwise directly or indirectly induce any then-current employee of the Released Parties to cease employment with those entities or otherwise interfere with those entities’ relationships with their employees.
10.    Non-Disparagement and Requests for References. Each of the Parties agrees not to make to any person any statement that disparages or reflects negatively on the other Party (or the Released Parties), including, but not limited to, statements by Employee regarding the Company’s or Golden Star’s financial condition, employment practices, or its officers, directors, board members, employees, affiliates, attorneys, customers, or vendors. In response to requests for references and job-related inquiries, the Company shall provide only Employee’s dates of employment and positions held.
11.    Cooperation. For one (1) year following the Separation Date, Employee will cooperate with the Company in answering the Company’s questions and providing assistance to the Company in connection with the transition of his former duties. Employee acknowledges and agrees that, during that time period, he will cooperate and make himself reasonably available to provide periodic assistance to the Company with respect to outstanding issues that may arise after the Separation Date. The Parties expressly agree that nothing in this Paragraph 11 creates any type of ongoing employment or consultancy relationship between Employee and the Company. The Company shall reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in complying with this Paragraph 11 upon receipt of documentation verifying such expenses.
12.    Return of Company Property and Information. Employee represents and warrants that, contemporaneously with his execution of this Agreement, he will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, electronic or data files, copies, photographs, maps, and transparencies) that relate in any way to the business(es) of the Released Parties, whether or not developed, produced, or conceived, in whole or in part, by Employee during the term of his employment with the Company. Employee agrees that, to the extent that he possesses any files, data, or information relating in any way to the business(es) of the Released Parties on any personal computer or data storage device, he will delete those files, data, or information (and will retain no copies in any form). Employee also will return any tools, equipment, calling cards, credit cards, access cards, keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the date he executes this Agreement. This Paragraph 12 shall not apply to (a) copies of this Agreement, including drafts and related communications between the Parties and/or their representatives, or (b) materials provided to Employee in connection with the questions and/or assistance contemplated by Paragraph 11 above.
13.    Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.
14.    Assignment. The Company may assign its rights under this Agreement. Employee cannot assign his rights under this Agreement without the written consent of the Company.
15.    Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
16.    Counterparts, Facsimiles, and Copies. This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original, and, taken together, shall constitute one and the same instrument. Faxed, copied, and electronic signatures will be treated as originals.
17.    Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties hereto. Accordingly, the Parties agree that the rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
18.    Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the Parties regarding its subject matter. Except as set forth in Subparagraphs 2.c and 9.b above, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties, and Employee acknowledges that he has not relied on any promise, representation, or statement other than those set forth herein. This Agreement cannot be modified except in writing signed by all Parties, or by operation of Paragraph 13 above.
19.    Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions, except to the extent such laws are preempted by applicable federal law. Venue shall be exclusively in the federal or state courts in Colorado, and each of the Parties agrees to submit to the jurisdiction of those courts, whether or not Employee or the Company (or any of the Released Parties) is now or may later become a resident or citizen of a different jurisdiction.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EMPLOYEE:

/s/ Thomas G. Mair        December 20, 2012
Thomas G. Mair    Date

GOLDEN STAR MANAGEMENT SERVICES COMPANY:

/s Christopher Thompson        December 20, 2012
By: Christopher Thompson    Date
Title: Chairman